                                           EXHIBIT 99

UIL Holdings Corporation
157 Church Street
P.O. Box 1564
New Haven, CT 06506-0901
203.499.2812 Fax: 203.499.3626

NEWS RELEASE

February 17, 2006	Analyst Contact:	Susan Allen:	203.499.2409
	Media Contact:	Anita Steeves:	203.499.2901
		After Hours:	203.499.2812

UIL Holdings Corporation Announces 2005 Earnings and Provides Earnings Guidance for 2006

UIL Holdings Corporation (NYSE: UIL) today reported earnings from continuing operations for 2005 of $31.4 million, or $2.16 per share, compared to $36.9 million, or $2.57 per share, in 2004.

For the fourth quarter of 2005, UIL reported income of $6.2 million, or $0.43 per share, from continuing operations, compared to $4.5 million, or $0.32 per share, in the fourth quarter of 2004.

“UIL had a strong year in 2005. Earnings at the utility were up nearly 6% over 2004, excluding the impact of 2004 non-recurring items. We recovered from the disappointing project write-downs at Xcelecom to end the year with a very strong quarter,” commented Nathaniel D. Woodson, UIL’s chief executive officer.“Additionally, the sale of our ownership interests in the Cross-Sound Cable and Bridgeport Energy, the four-year distribution rate case decision and the approval of the Middletown to Norwalk transmission project, will put the pieces in place for revenue predictability over the next several years.”

The United Illuminating Company (UI)

Net income for UI totaled $44.8 million, or $3.08 per share, in 2005, compared to net income of $46.5 million, or $3.23 per share, for 2004. For the fourth quarter of 2005, net income for UI was $7.8 million, or $0.54 per share, compared to net income of $7.0 million, or $0.48 per share, for the same period in 2004.

The decrease in earnings for the year-to-date period is mainly attributable to previously reported non-recurring items of $0.31 per share recognized during 2004, which were partially offset by favorable weather and other items incurred during 2005.

On January 27, 2006, the DPUC issued a final decision in the 2005 Rate Case proceeding. UI’s distribution rates have been established to increase revenues by $14.3 million in 2006; and incremental distribution rate increases have been established for 2007, 2008 and 2009, so that revenues will increase a total of $35.6 million, or 4.9%, by 2009 compared to current rates.

- more -

Under the four-year plan, the total allowed annual and cumulative revenue increases versus current rates are as follows (in millions of dollars):

	2006	2007	2008	2009
Annual Revenue Increases - $	$14.3	$4.3	$10.3	$6.7
- %	2.0%	0.6%	1.4%	0.9%

Cumulative Revenue Increases - $	14.3	$18.6	$28.9	$35.6
- %	2.0%	2.6%	4.0%	4.9%

The decision establishes rates on the basis of an authorized return on equity of 9.75%, a decrease from the 10.45% in effect prior to the decision. UI’s cost of capital will be based on an allowed capital structure containing a 48% common equity component and 52% debt capitalization component, a 1% increase in equity. Earnings above the authorized return will continue to be shared 50% to customers and 50% to retained earnings, with the customers’ share divided equally between bill reductions and an accelerated amortization of stranded costs. The Competitive Transition Assessment (CTA) rates were not adjusted by the decision, but the return on equity and capital structure for the CTA will be adjusted to correlate with the approved distribution equity return and capital structure. This decision does not affect the revenue requirements determination for transmission, including the applicable return on equity, which are within the jurisdiction of the Federal Energy Regulatory Commission (FERC). UI’s authorized return on equity for transmission is currently 13.3%, subject to refund, pending a final FERC decision expected during 2006.

Non-Utility Businesses

UIL serves as the parent company for the operating business Xcelecom, Inc. (Xcelecom), and two entities which hold minority ownership interests in their respective investments, United Bridgeport Energy, Inc. (UBE) and United Capital Investments, Inc. (UCI).

The non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations in 2005 of $13.4 million, or $0.92 per share, compared to a loss from continuing operations of $9.6 million, or $0.66 per share, in 2004.

For the fourth quarter of 2005, the non-utility businesses, including unallocated UIL Corporate expenses, reported a loss from continuing operations of $1.6 million, or $0.11 per share, compared to a loss from continuing operations of $2.5 million, or $0.16 per share, for the same period in 2004.

Xcelecom, Inc.

Xcelecom, engaged in the specialty electrical contracting and voice-data-video systems integration business, reported a loss from continuing operations of $2.1 million, or $0.15 per share, in 2005, compared to income from continuing operations of $0.5 million, or $0.04 per share, in 2004. The decrease in earnings from the prior year was primarily due to after-tax project write-downs of $5.9 million. The write-downs were incurred on projects at Allan/Briteway Electrical Contractors, Inc., a New Jersey-based subsidiary of Xcelecom, and resulted mainly from operational problems associated with merging the Allan and Briteway organizations in early 2005. Labor cost overruns were the principal source of the project write-downs.

- more -

In the fourth quarter of 2005, Xcelecom reported income from continuing operations of $1.7 million, or $0.11 per share, compared to income from continuing operations of $0.6 million, or $0.05 per share, for the same period in 2004. The increase in earnings from the fourth quarter of 2004 was mainly attributable to increases in revenues, and profit realized on such revenues, at Xcelecom’s construction companies operating in the Northeast.

United Bridgeport Energy, Inc.

UBE holds a 33 1/3% ownership interest in Bridgeport Energy, LLC (BE), which operates a gas-fired merchant wholesale electric generating facility. On January 31, 2006, UBE agreed to sell its interest in BE to the majority owner for $71 million, UIL’s approximate book value in BE as of December 31, 2005. This settlement includes a release at closing of all claims by the parties. The sale, subject to approval of the FERC, is expected to close in March 2006.

UBE had a loss of $6.3 million, or $0.43 per share, during 2005, compared to a loss of $3.5 million, or $0.24 per share, in 2004. Plant revenues in 2005 were $0.15 per share better than 2004. The impact of higher revenues in 2005 was more than offset by outage costs of $0.26 per share and costs associated with proceedings regarding UBE’s contractual rights to sell its 33 1/3% interest in BE to the majority owner at fair market value of $0.08 per share.

UBE had a loss of $1.8 million, or $0.12 per share, in the fourth quarter of 2005, compared to a loss of $1 million, or $0.07 per share, in the fourth quarter of 2004. Plant revenues in the fourth quarter of 2005 were $0.03 per share lower than 2004, and outage costs in the fourth quarter of 2005 were $0.03 per share higher than fourth quarter of 2004. The impact of lower revenues and higher outage costs was partially offset by lower administrative costs in fourth quarter of 2005 of $0.01 per share, when compared to the same period in 2004.

United Capital Investments, Inc.

UCI holds a number of minority ownership interest investments, including a 25% interest in Cross-Sound Cable Company, LLC (Cross-Sound), an entity that owns and operates a transmission line connecting Connecticut to Long Island under the Long Island Sound. UCI lost $0.4 million, or $0.03 per share, in 2005, compared to a net loss of $0.8 million, or $0.05 per share, in 2004. UCI reported a loss of $0.4 million, or $0.02 per share, in the fourth quarter of 2005, compared to a loss of $0.4 million, or $0.02 per share, in the fourth quarter of 2004. The prior year annual results from Cross-Sound were affected by decreased revenues and increased legal fees resulting from a May 7, 2004 order by the U.S. Department of Energy terminating the Emergency Order under which the Cross-Sound cable had been operating. On June 24, 2004, Cross-Sound reached a settlement agreement with various regulatory authorities and other parties with an interest in the cable that allowed for immediate commercial operation of the cable.

On November 8, 2005, UCI, together with the majority owner of Cross-Sound, entered into an agreement to sell Cross-Sound to Babcock & Brown Infrastructure Ltd. UCI and UIL expect to receive gross proceeds of approximately $53 million, subject to a working capital adjustment, in exchange for UCI’s 25% equity interest in Cross-Sound, and the repayment of a loan of approximately $24 million made by UIL to Cross-Sound. After transaction costs and taxes, UCI and UIL Holdings expect to recognize a gain of approximately $10 million and net proceeds of approximately $46 million. The sale is subject to certain regulatory and other approvals and is expected to close in the first quarter of 2006.

- more -

UIL Corporate

UIL Holdings retains certain costs at the holding company, or “corporate,” level which are not allocated to the various non-utility subsidiaries. These costs generally include interest charges, strategic and other administrative costs. UIL Corporate incurred unallocated after-tax costs of $4.7 million, or $0.31 per share, in 2005, compared to unallocated after-tax costs of $5.8 million, or $0.41 per share, in 2004. For the fourth quarter of 2005, UIL Holdings incurred unallocated after-tax costs of $1.1 million, or $0.08 per share, compared to unallocated after-tax costs of $1.7 million, or $0.12 per share, for the same period in 2004. The after-tax costs for 2005 were lower primarily due to decreased administrative costs.

Discontinued Operations

On June 22, 2004, UIL completed the sale of APS to CheckFree Corporation (CheckFree), a leading provider of financial electronic commerce services and products, pursuant to the purchase agreement entered into between the parties on December 16, 2003. APS, and its 51% ownership interest in CellCards of Illinois, LLC (CCI), were classified as discontinued operations in the fourth quarter of 2003. On February 13, 2004, CCI was sold to an independent third party for book value, excluding transaction costs.

The results of discontinued operations for 2004, including the gain on the sale of APS, amounted to earnings of $49.8 million, or $3.46 per share. In the first quarter of 2005, CheckFree elected to treat its purchase of APS as an asset purchase for tax purposes rather than as a stock purchase. The resulting adjustment from this tax election, along with additional costs associated with the preparation of the final APS tax returns, was recognized in 2005 and amounted to a net loss from discontinued operations of $0.1 million, or $0.01 per share.

Looking Forward

UIL Holdings’ Consolidated Earnings Estimates for 2006 and Cash Flow Discussion

UIL’s estimate of earnings from continuing operations for 2006 is $3.50 - $3.70 per share. This is an increase of $ 1.34 - $1.54 per share from the 2005 earnings from continuing operations of $2.16 per share, primarily due to expected gains on the sales of certain minority interest investments that are forecasted to close in 2006. For financial reporting purposes, accounting principles require that these minority interest investments, and the gain on any sale, must continue to be classified as continuing operations, and not as discontinued operations. The sales of these minority interests are expected to result in earnings for the minority interests that are $1.05 - $1.15 higher than 2005. The remainder of the increase in 2006 earnings over 2005 is due to an expected return to profitability by UIL’s non-utility operating subsidiary, Xcelecom, which is expected to be partially offset by a decrease in profit at UI.

- more -

Details of the 2006 earnings estimate for each of UIL’s business units are summarized as follows and explained below by business unit.

2006 Earnings Expectations

UI            $2.90     -    $3.10
Xcelecom        0.10     -    0.25
UBE           (0.05)    -    0.00
UCI           0.65    -    0.70
UIL Corporate   (0.25)    -    (0.15)
Consolidated (1)    $3.50     -    $3.70

(1) Business unit expectations are not intended to be additive to derive consolidated expectations.

The United Illuminating Company

UI’s earnings estimate range for 2006 is $2.90 - $3.10 per share. The Distribution Division, Transmission Division, CTA and Other sources are expected to earn $1.40 - $1.55 per share, $0.50 - $0.60 per share, $0.78 per share and $0.19 per share in 2006, respectively. Each of these estimates is explained below.

On January 27, 2006, the DPUC issued a final decision in the 2005 Rate Case proceeding approving distribution rate increases for the years 2006 through 2009, but lowering the allowed return on equity from 10.45% to 9.75% and adjusting the allowed capital structure to 48% equity and 52% debt, a 1% increase in equity. The Distribution Division expected earnings range is based upon the assumption that UI will manage to the 9.75% return on equity. Due to the lower allowed return, higher expected operating costs and the impact of extreme summer weather on 2005 kWh sales, the 2006 Distribution Division expected earnings range of $1.40 - $1.55 per share is lower than the $1.64 per share earned in 2005.

UI is awaiting a FERC decision on its filed return on equity. UI is currently charging at a rate that provides a 13.3% return on equity, subject to partial refund. Since the Transmission Division rates are now subject to a semi-annual true-up, UI assumes that it will also earn its allowed return. The 2006 Transmission Division expected earnings range of $0.50 - $0.60 per share is higher than the 2005 earnings of $0.38 per share due to expected additional earnings on rate base. This is due to a recent FERC ruling that allows 50% of construction work in progress expenditures to be included in rate base.

The CTA earnings forecast has been adjusted as a result of the 2005 rate case decision. The allowed return on equity was decreased from 10.45% to 9.75% and the allowed capital structure has been adjusted to 48% equity and 52% debt, resulting in forecasted earnings in 2006 of $0.78 per share. This is lower than the $0.88 per share earned in 2005 due to the reduction in CTA rate base resulting from the annual amortization, the revised 9.75% return on equity and the allowed capital structure of 48% equity and 52% debt.

- more -

Other UI sources comprise various incentives for power procurement and conservation programs and are expected to be approximately $0.19 per share in 2006, which is the same as the amount earned in 2005.

Xcelecom

Xcelecom’s earnings estimate for 2006 is $0.10 - $0.25 per share. This is an improvement of $0.25 - $0.40 per share compared to 2005 losses from continuing operations of $0.15 per share. The primary reason for the improvement in projected earnings, compared to 2005 results, is the absence of project losses that occurred in 2005.

United Bridgeport Energy, Inc.

The 2006 estimate of losses for UBE is $0.05 to breakeven per share, compared to losses of $0.43 per share in 2005. The increase from prior year is primarily due to the absence of earnings losses in 2006.

On January 31, 2006, the majority owner of BE agreed to purchase UBE’s 33 1/3% interest, which includes a release of all claims by the parties upon closing of the transaction. The sale is subject to approval by the FERC and is expected to close in the first quarter of 2006.

United Capital Investments, Inc.

The 2006 UCI earnings estimate is $0.65 - $0.70 per share, compared to losses of $0.03 per share in 2005. The increase is primarily due to the anticipated sale of UCI’s equity interest in Cross-Sound in 2006.

On November 8, 2005, UCI, together with the majority owner, entered into an agreement to sell Cross-Sound to Babcock & Brown Infrastructure Ltd. UCI and UIL expect to receive proceeds of $53.3 million, subject to a working capital adjustment, in exchange for UCI’s equity interest in Cross-Sound and the repayment of the loan made by UIL to Cross-Sound. The sale is subject to certain regulatory and other approvals and is expected to close in the first quarter of 2006.

UIL Corporate

UIL Corporate reports unallocated corporate administrative costs and unallocated interest charges. UIL Corporate is expected to incur unallocated after-tax costs of $0.25 - $0.15 per share in 2006. UIL Holdings expects to receive substantial net proceeds in 2006 upon the closing of the sales of its minority ownership interests in Cross-Sound and BE and dividends from UI. Cash will be utilized to pay common stock dividends, for short-term financial investments and to pay administrative costs.

- more -

UIL Holdings Corporation (NYSE:UIL), headquartered in New Haven, Connecticut, is the holding company for a number of entities: The United Illuminating Company, a regulated utility providing electricity and energy related services to 320,000 customers in the Greater New Haven and Bridgeport areas; Xcelecom Inc., a leading provider of specialty contracting services and systems integration; United Capital Investments, Inc., which holds a number of minority interest investments, including a 25% interest in the Cross-Sound Cable Company, LLC; and United Bridgeport Energy, Inc., which holds a 33% interest in a gas-fired merchant wholesale electric generating facility. For more information on UIL Holdings, visit us at http://www.uil.com.

Certain statements contained herein, regarding matters that are not historical facts, are forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995). These include statements regarding management’s intentions, plans, beliefs, expectations or forecasts for the future. Such forward-looking statements are based on the Corporation’s expectations and involve risks and uncertainties; consequently, actual results may differ materially from those expressed or implied in the statements. Such risks and uncertainties include, but are not limited to, general economic conditions, legislative and regulatory changes, changes in demand for electricity and other products and services, unanticipated weather conditions, changes in accounting principles, policies or guidelines, and other economic, competitive, governmental, and technological factors affecting the operations, markets, products, services and prices of the Corporation’s subsidiaries. The foregoing and other factors are discussed and should be reviewed in the Corporation’s most recent Annual Report on Form 10-K and other subsequent periodic filings with the Securities and Exchange Commission. Forward-looking statements included herein speak only as of the date hereof and the Corporation undertakes no obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

The following are summaries of UIL Holdings’ unaudited consolidated and segmented financial information for the fourth quarter and full year 2005:
###

UIL HOLDINGS CORPORATION
CONSOLIDATED STATEMENT OF INCOME
(Thousands except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2005	2004	2005	2004

Operating Revenues
Utility	$180,124	$175,170	$812,395	$764,027
Non-utility businesses	105,154	92,535	400,701	337,260
Total Operating Revenues	285,278	267,705	1,213,096	1,101,287
Operating Expenses
Operation
Fuel and energy	93,933	88,891	413,930	377,905
Operation and maintenance	156,279	139,651	610,430	526,021
Depreciation and amortization	10,867	16,260	69,035	68,086
Taxes - other than income taxes	9,613	9,132	43,402	41,285
Total Operating Expenses	270,692	253,934	1,136,797	1,013,297
Operating Income From Continuing Operations	14,586	13,771	76,299	87,990

Other Income and (Deductions), net	3,102	177	13,117	7,936

Interest Charges, net
Interest on long-term debt	5,350	5,126	20,932	20,252
Other interest, net	1,189	416	3,683	1,049
	6,539	5,542	24,615	21,301
Amortization of debt expense and redemption premiums	387	400	1,543	1,490
Total Interest Charges, net	6,926	5,942	26,158	22,791

Income From Continuing Operations Before Income Taxes
and Equity Earnings	10,762	8,006	63,258	73,135

Income Taxes	2,638	1,877	24,776	30,735

Income From Continuing Operations Before Equity Earnings	8,124	6,129	38,482	42,400
Income (Losses) from Equity Investments	(1,909)	(1,588)	(7,126)	(5,482)
Income From Continuing Operations	6,215	4,541	31,356	36,918
Discontinued Operations, net of tax	-	-	(102)	49,824
Extraordinary Gain, net of tax	-	203	-	203

Net Income	$6,215	$4,744	$31,254	$86,945

Average Number of Common Shares Outstanding - Basic	14,587	14,470	14,547	14,390
Average Number of Common Shares Outstanding - Diluted	14,711	14,558	14,695	14,473

Earnings Per Share of Common Stock - Basic:
Continuing Operations	$0.43	$0.32	$2.16	$2.57
Discontinued Operations	$-	$-	$(0.01)	$3.46
Extraordinary Gain	$-	$0.01	$-	$0.01
Net Earnings	$0.43	$0.33	$2.15	$6.04
Earnings Per Share of Common Stock - Diluted:
Continuing Operations	$0.42	$0.32	$2.14	$2.56
Discontinued Operations	$-	$-	$(0.01)	$3.44
Extraordinary Gain	-	$0.01	-	$0.01
Net Earnings	0.42	$0.33	$2.13	$6.01

Cash Dividends Declared per share of Common Stock	$0.72	$0.72	$2.88	$2.88

UIL HOLDINGS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEET
(Unaudited)

	December 31,	December 31,
(thousands of dollars)	2005	2004
ASSETS
Current assets	$339,798	$304,209
Property, plant and equipment, net	592,081	563,852
Noncurrent regulatory assets	603,949	656,461
Other long-term assets	263,227	269,322
Total Assets	$1,799,055	$1,793,844

LIABILITIES AND CAPITALIZATION
Current liabilities	$235,194	$198,546
Noncurrent liabilities	131,377	147,507
Deferred income taxes	340,953	345,482
Noncurrent regulatory liabilities	60,064	62,738
Total Liabilities	767,588	754,273

Net long-term debt	486,889	491,174
Net common stock equity	544,578	548,397
Total Capitalization	1,031,467	1,039,571

Total Liabilities and Capitalization	$1,799,055	$1,793,844

UIL HOLDINGS CORPORATION
SEGMENTED CONSOLIDATED INCOME STATEMENT

	Quarter Ended		Year to Date
	December 31,		December 31,
(In Millions - Unaudited)	2005	2004	2005	2004
Operating Revenue
UI from operations	$180.1	$175.2	$812.4	$764.1
Xcelecom	105.2	92.5	400.7	337.2
Total	$285.3	$267.7	$1,213.1	$1,101.3

Fuel and energy expense - UI	$93.9	$88.9	$413.9	$377.9

Operation and maintenance expense
UI	$54.7	$47.8	$206.4	$190.4
Xcelecom	99.7	90.1	397.7	330.1
Minority Interest Investment and Other (1)	1.9	1.8	6.3	5.5
Total	$156.3	$139.7	$610.4	$526.0

Depreciation and amortization
UI	$6.7	$6.7	$29.5	$28.7
Xcelecom	0.9	0.8	3.6	3.5
Subtotal depreciation	7.6	7.5	33.1	32.2
Amortization of regulatory assets (UI)	3.0	8.4	34.9	34.6
Amortization Xcelecom	0.2	0.4	1.0	1.3
Total depreciation and amortization	$10.8	$16.3	$69.0	$68.1

Taxes - other than income taxes
UI - State gross earnings tax	$5.9	$5.7	$26.8	$25.3
UI - other	3.3	3.1	14.5	14.2
Xcelecom	0.4	0.3	2.1	1.8
Total	$9.6	$9.1	$43.4	$41.3

Other Income (Deductions)
UI - other	$2.7	($0.2)	$9.3	$6.6
Xcelecom	0.3	0.3	2.6	0.9
Minority Interest Investment and Other (1)	0.0	0.1	1.2	0.4
Total	$3.0	$0.2	$13.1	$7.9

Interest Charges
UI	$4.5	$3.9	$16.7	$14.2
UI - Amortization: debt expense, redemption premiums	0.4	0.3	1.5	1.4
Xcelecom	0.5	0.2	1.7	0.6
Minority Interest Investment and Other (1)	1.6	1.5	6.3	6.6
Total	$7.0	$5.9	$26.2	$22.8

Income Taxes
UI	$2.7	$3.2	$33.0	$37.8
Xcelecom	2.1	0.4	(0.7)	0.3
Minority Interest Investment and Other (1)	(2.1)	(1.7)	(7.5)	(7.4)
Total	$2.7	$1.9	$24.8	$30.7

Income (Losses) from Equity Investments
UI	$0.1	$0.0	$0.3	$0.3
Minority Interest Investment (2)	(1.9)	(1.6)	(7.4)	(5.8)
Total	($1.8)	($1.6)	($7.1)	($5.5)

Extraordinary Gain (Loss), Net of Tax - Xcelecom	$0.0	$0.2	$0.0	$0.2

Net Income
UI	$7.8	$7.0	$44.8	$46.5
Xcelecom	1.7	0.6	(2.1)	0.5
Minority Interest Investment and Other (1) (2)	(3.3)	(3.1)	(11.3)	(10.1)
Subtotal Income from Continuing Operations	6.2	4.5	31.4	36.9
Discontinued Operations	0.0	0.0	(0.1)	49.8
Extraordinary Gain - Xcelecom	0.0	0.2	0.0	0.2
Total Net Income	$6.2	$4.7	$31.3	$86.9

(1) The category "Minority Interest Investment and Other" includes amounts recognized at the non-utility businesses in relation to their minority interest investments, as well as unallocated holding company costs.
(2) Includes income (losses) recognized at the non-utility businesses in relation to their minority interest investments.

BUSINESS SEGMENT SUMMARY INFORMATION
(In Millions, except per share amounts)

UIL HOLDINGS CORPORATION

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Income from Continuing Operations, net of tax	$6.2	$4.5	$31.4	$36.9

Net Income	$6.2	$4.7	$31.3	$86.9

Earnings per Share - basic	$0.43	$0.33	$2.15	$6.04

THE UNITED ILLUMINATING COMPANY

	Quarter Ended	Quarter Ended	Year to Date	Year to Date
	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Net Income	$7.8	$7.0	$44.8	$46.5

Earnings per Share - basic	$0.54	$0.48	$3.08	$3.23

Retail Sales (millions of KWH)	1,457	1,423	6,106	5,952	*
*Includes 46 million KWH non-recurring adjustment associated with a change in accounting estimate to unbilled revenue recognized in Q1 2004.

NON-UTILITY BUSINESSES

	Quater Ended	Quarter Ended	Year to Date	Year to Date
XCELECOM	Dec. 31, 2005	Dec. 31, 2004	Dec. 31, 2005	Dec. 31, 2004

Net Income	$1.7	$0.8	$(2.1)	$0.7

Earnings per Share - basic	$0.11	$0.06	$(0.15)	$0.05

MINORITY INTEREST INVESTMENT
AND OTHER
Net Income	$(3.3)	$(3.1)	$(11.3)	$(10.1)

Earnings per Share - basic	$(0.22)	$(0.21)	$(0.77)	$(0.70)

DISCONTINUED OPERATIONS

Net Income	$-	$-	$(0.1)	$49.8

Earnings per Share - basic	$-	$-	$(0.01)	$3.46

TOTAL NON-UTILITY BUSINESSES

Net Income	$(1.6)	$(2.3)	$(13.5)	$40.4

Earnings per Share - basic	$(0.11)	$(0.15)	$(0.93)	$2.81